EXHIBIT 23.2

                               Consent of KPMG LLP

                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Hudson City Bancorp, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 12, 1999, relating to the statements of financial condition of Hudson City Savings Bank as of December 31, 1998 and 1997 and the related statements of income, changes in equity, and cash flows for each of the years in three year period ended December 31, 1998, which report appears in the Prospectus for Common Stock of Hudson City Bancorp, Inc. dated May 14, 1999, which was filed with the Securities and Exchange Commission pursuant to Rule 424(b) and the Securities Act of 1933 (Registration No. 333-74383), incorporated by reference herein.


/s/ KPMG LLP

Short Hills, New Jersey
May 21, 1999